EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter Fiscal 2019 Results

TULSA, Okla., Oct. 15, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record net revenues and earnings per share results for the second quarter ended August 31, 2018.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal second quarter ended August 31, 2018, the Company reports net revenues of $24,681,000, an increase of $494,100, or 2.0%, when compared to $24,186,900 for the second quarter of the previous year.  Net earnings totaled $1,490,700 for quarter ended August 31, 2018, compared to $1,036,900 for the quarter ended August 31, 2017, an increase of $453,800, or 43.8%.   Earnings per share for the quarter were $0.18 compared to $0.13 for the same quarter in the previous year, up 38.5% on a fully diluted basis.

Our direct sales division, Usborne Books & More (“UBAM”), continues to be the largest operating segment of the Company.   Net revenues of this division for the second quarter ending August 31, 2018 were $22,075,500, a slight decrease from the fiscal 2017 second quarter net revenues of $22,209,900.  The average number of active sales consultants increased 3,100, or 10.4%, to 32,800 for the quarter ended August 31, 2018, over the average active consultant count in the second quarter of last year.

Our Publishing’s divisions net revenues increased $628,500, or 31.8%, to $2,605,500 for the second fiscal quarter ended August 31, 2018, as compared to $1,977,000 for the same quarter a year ago.

The Company’s year to date net revenues in the first two quarters of the year were $54,703,300, an increase of $3,575,200, or 7.0%, from $51,128,100 reported in the same period last year.  Year to date earnings per share increased $0.12, or 42.9%, from $0.28 for the six months ended August 31, 2017, to $0.40 for the six months ended August 31, 2018.

Per Mr. White, “Our second quarter’s earnings per share grew 38.5% to $0.18, over the $0.13 reported in the same quarter last year.  Our earnings growth is primarily attributed to efficiencies gained in our warehouse operation.  During the past two years we have added automation to our picking and packing processes which has greatly increased our daily shipping capacity and reduced our warehouse labor man hours.  We are pleased to see continued impact of our increased daily shipping capacity as we enter the fall, which is our busiest time of the year.”

Mr. White continued, “While our UBAM division’s net revenues were down from the second quarter last year, our volume of books shipped and gross sales in this division actually increased by almost 5%.  The lower net revenues resulted from a shift in order types between the periods.  We received more orders associated with schools and libraries which receive a bigger discount, less transportation revenues and less sales commission than other UBAM order types.  We are excited to see the growth in these order types which have come from relaunching our School and Library Program at the start of this calendar year.  Our Publishing division’s net revenues grew by 32% due to the return of sales to some of our larger retail accounts whose sales had declined over the past year.  We continue to be optimistic about the potential growth opportunities of UBAM and also within the Publishing division as the retail market continues to reinvent.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017

GROSS SALES	$33,013,600	$30,500,600	$72,088,400	$65,011,700

DISCOUNTS	(10,444,700)	(8,797,300)	(22,346,100)	(19,067,800)

TRANSPORTATION REVENUES	2,112,100	2,483,600	4,961,000	5,184,200

NET REVENUES	24,681,000	24,186,900	54,703,300	51,128,100

EARNINGS BEFORE INCOME TAXES	2,035,600	1,682,700	4,531,400	3,664,900

INCOME TAXES	544,900	645,800	1,224,100	1,402,700

NET EARNINGS	$1,490,700	$1,036,900	$3,307,300	$2,262,200

BASIC AND DILUTED EARNINGS
PER SHARE:

Basic	$0.18	$0.13	$0.40	$0.28

Diluted	$0.18	$0.13	$0.40	$0.28

DIVIDENDS PER SHARE	$0.00	$0.00	$0.05	$0.00

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:

Basic	8,185,419	8,171,296	8,181,305	8,175,791

Diluted	8,192,833	8,181,258	8,188,920	8,184,507

EDC will host its second quarter fiscal 2019 results Investor Call including a live Q&A webcast on Tuesday, October 16, 2018, at 3:00 PM CT (4:00 PM ET).  Randall White, the CEO and President and Dan O’Keefe, CFO and Secretary, will present the year to date results and be available for questions following the presentation.  Phone lines for participants will be available at (844) 395-9253 (International callers can use (478) 219-0506).  The conference passcode is 8276901. The weblink to the call is https://edge.media-server.com/m6/p/nkhy6ai7.
The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)
EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2018, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2018 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.